Exhibit 99.1

LaBarge, Inc. Reports Higher Sales and Earnings in Fiscal 2010 Second Quarter

Sales and Earnings Up from FY09 Q2

Operating Income Up 17 Percent from FY10 Q1

Bookings of New Orders Reach Highest Level in Nine Quarters; Up 16 Percent from FY10 Q1

ST. LOUIS--(BUSINESS WIRE)--January 28, 2010--LaBarge, Inc. (NYSE Amex: LB) today reported financial results for the fiscal 2010 second quarter and six months ended Dec. 27, 2009.

“LaBarge turned in a strong performance during the fiscal 2010 second quarter with sales, gross margin, operating income, bookings and backlog all up from first-quarter levels,” said Craig LaBarge, chief executive officer and president. “As compared with recent quarters, we are seeing broad strengthening across several key market sectors.”

Fiscal 2010 second-quarter net sales were $69,000,000, compared with $68,207,000 in the comparable period a year earlier, and $63,155,000 in the current-year first quarter. Fiscal 2010 second-quarter net sales included $15,723,000 contributed by the Company’s Appleton, Wis., operation, which was acquired in December 2008.

Fiscal 2010 second-quarter net earnings were $2,837,000, or $0.18 per diluted share, compared with $249,000, or $0.02 per diluted share, in the comparable period a year earlier, and $3,103,000, or $0.19 per diluted share, in the current-year first quarter which included a one-time positive adjustment of $0.04 per diluted share resulting from management's review of various state tax requirements related to prior fiscal years. Fiscal 2010 second-quarter net earnings included $0.02 per diluted share contributed by the Appleton operation.

Net sales in the fiscal 2010 first half were $132,155,000, compared with $136,399,000 in the comparable period a year earlier. Fiscal 2010 first-half net sales included $25,860,000 contributed by the Appleton operation.

Net earnings in the fiscal 2010 first half were $5,940,000, or $0.37 per diluted share, compared with $3,918,000, or $0.24 per diluted share, in the comparable period a year earlier. Fiscal 2010 first-half net earnings included $0.02 per diluted share contributed by the Appleton operation and a one-time positive adjustment in the first fiscal quarter of $0.04 per diluted share resulting from management's review of various state tax requirements related to prior fiscal years.

Gross margin in the fiscal 2010 second quarter was 19.9 percent, compared with 15.0 percent in the comparable period a year earlier, and 19.4 percent in the current-year first quarter. The Appleton operation generated a gross margin of 11.6 percent in the fiscal 2010 second quarter.

Selling, general and administrative (SG&A) expense was $8,858,000 in the fiscal 2010 second quarter, versus $9,642,000 in the comparable period a year earlier. SG&A in the fiscal 2010 second quarter included approximately $1,005,000 attributable to the Appleton operation.

In the previous fiscal year, fiscal 2009 second-quarter and first-half results were negatively impacted by the non-recurring write-off of inventory and accounts receivable related to the bankruptcy of former customer Eclipse Aviation Corporation. The after-tax net charge of $3,739,000, or $0.23 per diluted share, included pretax charges of: $4,226,000 to cost of sales reflecting a write-down of inventory; and $1,883,000 to selling, general and administrative expense (SG&A) reflecting an accounts receivable write-off of $3,676,000, offset by a reduction of $1,793,000 in accrued incentive compensation.

Operating income (defined as net sales less cost of sales and SG&A) in the fiscal 2010 second quarter was $4,842,000, or 7.0 percent of sales, versus $610,000, or 0.9 percent of sales, in the comparable period a year earlier, and $4,140,000, or 6.6 percent of sales, in the current-year first quarter.

Interest expense in the fiscal 2010 second quarter was $421,000, up from $145,000 in the comparable period a year earlier, reflecting higher average debt levels related to the December 2008 Appleton acquisition. Compared with the fiscal 2010 first quarter, current-year second-quarter interest expense declined $87,000 due to lower interest rates and reduced debt levels.

Net cash from operating activities in the fiscal 2010 second quarter was $6,405,000, compared with $6,027,000 in the comparable period a year earlier. In the fiscal 2010 first half, net cash from operating activities was $12,667,000, compared with $13,287,000 in the fiscal 2009 comparable period.

Total debt at Dec. 27, 2009, was $41,409,000, compared with $45,488,000 at June 28, 2009, and $45,449,000 at Sept. 27, 2009. Net debt (defined as total debt less cash and cash equivalents) at Dec. 27, 2009, was $32,610,000, compared with $41,191,000 at June 28, 2009, and $37,657,000 at Sept. 27, 2009.

Stockholders’ equity at Dec. 27, 2009, was $108,303,000, compared with $103,151,000 at June 28, 2009, and $105,804,000 at Sept. 27, 2009.

Business Overview

Shipments to customers in the defense, industrial, natural resources and medical market sectors comprised approximately 95 percent of LaBarge’s fiscal 2010 second-quarter net sales.

Shipments to defense customers represented the largest portion of fiscal 2010 second-quarter net sales at 43 percent, compared with 49 percent in the fiscal 2009 second quarter. In actual dollars, fiscal 2010 second-quarter sales from the defense market sector were down 11 percent from the comparable period a year earlier, which had a record level of quarterly defense sales, and down 3 percent from the current-year first quarter.

Shipments to industrial customers represented 21 percent of fiscal 2010 second-quarter net sales versus 18 percent in the fiscal 2009 second quarter. In actual dollars, fiscal 2010 second-quarter sales from the industrial market sector were up 19 percent from the comparable period a year earlier, primarily due to the Appleton operation, and up 35 percent from the current-year first quarter.

Shipments to natural resources customers represented 20 percent of net sales in both the fiscal 2010 and fiscal 2009 second quarters. In actual dollars, fiscal 2010 second-quarter sales from the natural resources market sector were flat with the comparable period a year earlier, and up 39 percent from the current-year first quarter. Approximately 53 percent of fiscal 2010 second-quarter net sales to the natural resources market sector was contributed by the Appleton operation, much of it attributable to a wind-power generation customer.

Shipments to medical customers represented 10 percent of fiscal 2010 second-quarter net sales versus 6 percent in the fiscal 2009 second quarter. In actual dollars, fiscal 2010 second-quarter sales from the medical sector grew 65 percent from the comparable period a year earlier, and grew 1 percent from the current-year first quarter. Approximately 59 percent of fiscal 2010 second-quarter net sales to the medical market sector was contributed by multiple customers of the Appleton operation.

“During the fiscal 2010 second quarter, bookings of new business grew to the highest level in nine quarters, increasing 54 percent from the comparable period a year earlier and 16 percent from the current-year first quarter, driven by increased orders from multiple market sectors,” said Mr. LaBarge. Strengthened bookings resulted in backlog at Dec. 27, 2009, increasing to $180,528,000, up 5 percent from $171,712,000 at Sept. 27, 2009. Backlog at Dec. 28, 2008 was $200,682,000.

Commentary and Outlook

“We are pleased with LaBarge’s strong operational performance and believe that strengthening order flow across key market sectors will drive sequential quarterly sales growth as the year advances. We are managing the business prudently and continue to keep a close eye on costs. LaBarge’s strong pipeline of new business opportunities, healthy financial condition, proven business strategy and excellent cash flow validate our confidence in our Company’s growth prospects,” said Mr. LaBarge.

Today’s Conference Call Webcast

Today, at 11 a.m. Eastern Time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company’s fiscal 2010 second quarter and first half. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=00006FC0 and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania, Texas and Wisconsin. The Company’s Web site address is http://www.labarge.com.

(Financial tables follow.)

LaBarge, Inc. Consolidated Statements of Income (Unaudited) (amounts in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	December 27,	December 28,	December 27,	December 28,
	2009	2008	2009	2008

Net sales	$69,000	$68,207	$132,155	$136,399

Costs and Expenses:
Cost of sales	55,300	57,955	106,225	111,884
Selling and administrative expense	8,858	9,642	16,948	17,912
Interest expense	421	145	929	303
Other expense, net	15	6	39	16

Earnings before income taxes	4,406	459	8,014	6,284
Income tax expense	1,569	210	2,074	2,366

Net earnings	$2,837	$249	$5,940	$3,918

Basic net earnings per common share	$0.18	$0.02	$0.38	$0.26

Average common shares outstanding	15,756	15,451	15,750	15,343

Diluted net earnings per common share	$0.18	$0.02	$0.37	$0.24

Average diluted common shares outstanding	16,041	16,059	16,047	16,070

LaBarge, Inc. Consolidated Balance Sheets (amounts in thousands, except share and per-share amounts)

	December 27, 2009	June 28, 2009

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,799	$4,297
Accounts and other receivables, net	34,841	37,573
Inventories	57,404	54,686
Prepaid expenses	1,169	1,090
Deferred tax assets, net	3,110	3,055
Total current assets	105,323	100,701

Property, plant and equipment, net of accumulated depreciation of $33,350 at December 27, 2009 and $30,823 at June 28, 2009
	30,348	30,624
Intangible assets, net	10,187	11,255
Goodwill, net	43,424	43,457
Other assets, net	4,872	4,798
Total assets	$194,154	$190,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$11,140	$6,162
Trade accounts payable	22,021	18,354
Accrued employee compensation	12,035	10,957
Other accrued liabilities	3,344	2,483
Cash advances from customers	2,802	6,738
Total current liabilities	51,342	44,694

Long-term advances from customers for purchase of materials	110	47
Deferred tax liabilities, net	2,516	1,885
Deferred gain on sale of real estate and other liabilities	1,614	1,732
Long-term debt	30,269	39,326

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 40,000,000 shares; 15,958,839 issued at December 27, 2009 and June 28, 2009, including shares in treasury	160	160
Additional paid-in capital	14,432	14,700
Retained earnings	94,879	88,939
Accumulated other comprehensive loss	(237)	(141)
Less cost of common stock in treasury; 84,322 at December 27, 2009 and 56,765 at June 28, 2009	(931)	(507)
Total stockholders’ equity	108,303	103,151

Total liabilities and stockholders’ equity	$194,154	$190,835

LaBarge, Inc. Consolidated Statements of Cash Flows (Unaudited) (amounts in thousands)

	Six Months Ended

	December 27, 2009	December 28, 2008

Cash flows from operating activities:
Net earnings	$5,940	$3,918
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	4,516	2,765
Loss on disposal of property, plant and equipment	44	---
Amortization of deferred gain on sale of real estate	(240)	(241)
Stock-based compensation	703	575
Other than temporary impairment of investment	---	19
Deferred taxes	576	(3,120)
Changes in assets and liabilities:
Accounts and other receivables, net	2,735	11,218
Inventories	(2,698)	11,200
Prepaid expenses	(79)	97
Trade accounts payable	3,472	(7,477)
Accrued liabilities	1,570	(3,276)
Cash advances from customers	(3,872)	(2,391)
Net cash provided by operating activities	12,667	13,287
Cash flows from investing activities:
Acquisition of Pensar, net of cash acquired	---	(44,802)
Additions to property, plant and equipment	(2,612)	(3,280)
Proceeds from disposal of property, equipment and other assets
	14	10
Additions to other assets and intangibles	(487)	(592)
Net cash used by investing activities	(3,085)	(48,664)
Cash flows from financing activities:
Borrowings on revolving credit facility	850	35,375
Payments of revolving credit facility	(850)	(40,025)
Borrowings of long-term debt	---	42,014
Repayments of long-term debt	(4,080)	(1,577)
Payment of debt issuance costs	---	(274)
Excess tax benefits from stock option exercises	387	3,029
Remittance of minimum taxes withheld as part of a net share settlement of share based payments
	(841)	(3,566)
Issuance of treasury stock	140	453
Purchase of treasury stock	(686)	(3)

Net cash (used) provided by financing activities	(5,080)	35,426

Net increase in cash and cash equivalents	4,502	49
Cash and cash equivalents at beginning of period	4,297	1,646

Cash and cash equivalents at end of period	$8,799	$1,695

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com